CONSENT OF INDEPENDENT AUDITORS



   We consent to the incorporation by reference in the Registration Statements (Form S-8) pertaining to the Advantage Bancorp, Inc. 1991 Stock Option and Incentive Plan, the Amity Bancshares, Inc. Stock Option Plan and Incentive Plan, the Advantage Bancorp, Inc. Employees Profit Sharing and Savings Retirement Plan, the Advantage Bancorp, Inc. 1996 Non-Employee Director Stock Option Plan and the Advantage Bancorp, Inc. 1995 Equity Incentive Plan, of our report dated October 25, 1996, with respect to the consolidated financial statements of Advantage Bancorp, Inc. incorporated by reference in the Annual Report (Form 10-K) for the year ended
   September 30, 1996.


                                           Ernst & Young LLP



   December 20, 1996
   Milwaukee, Wisconsin